EXHIBIT 4.8

FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

This FOURTH AMENDMENT TO REVOLVING CREDIT AGREEMENT dated as of November 22, 2005 (this “Amendment”) by and among Nova Tube and Steel, Inc. (“Nova Tube”), American Steel and Aluminum Corporation (“American Steel”), Nova Tube Indiana, LLC, a Delaware limited liability company (“NTI”, and together with Nova Tube and American Steel, the “Borrowers”), Integrated Steel Industries, Inc., as guarantor (the “Guarantor” and, together with the Borrowers, the “Credit Parties”), the Lenders from time to time party to the Revolving Credit Agreement (as defined below), and Bank of America, N.A. (as assignee of Banc of America Leasing & Capital, LLC, as successor to Fleet Capital Corporation), as Administrative and Collateral Agent (the “Agent”), amends that certain Revolving Credit Agreement dated as of April 5, 2001 (as amended by that certain Letter Agreement dated February 28, 2003, that certain Second Amendment to Revolving Credit Agreement dated as of August 28, 2003, that certain Third Amendment to Revolving Credit Agreement dated as of February 28, 2004 and as further amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Borrowers, the Guarantor, the Lenders and Fleet Capital Corporation, as administrative and collateral agent.

WHEREAS, pursuant to that certain Omnibus Assignment Agreement dated as of November    , 2005 (the “Assignment”), Banc of America Leasing & Capital, LLC (as successor to Fleet Capital Corporation) has transferred and assigned to Bank of America, N.A. all of its interest in and to its rights and obligatons under the Revolving Credit Agreement and the Loan Documents and Bank of America, N.A. has assumed all of such rights and obligations;

WHEREAS, the parties hereto wish to amend certain provisions of the Revolving Credit Agreement to reflect the Assignment and to extend the Revolving Credit Maturity Date;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto hereby agree as follows:

1.   Capitalized Terms. Capitalized terms used herein which are defined in the Revolving Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.   Amendments to Revolving Credit Agreement. Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Borrowers, the Guarantor, each Lender and the Agent agree that, effective as of the date hereof (the “Fourth Amendment Effective Date”), the Revolving Credit Agreement is amended as follows:

(a)           Amendment to Section 1.1. Section 1.1 of the Revolving Credit Agreement is hereby amended by adding the following new definitions (to the extent not already included in Section 1.1) and inserting the same in the appropriate alphabetical location and amending the following definitions (to the extent already included in Section 1.1) to read in their entirety as follows:

“Agent” means Bank of America, N.A. in its capacity as administrative and collateral agent for the Lenders hereunder, and any successor thereto in such capacity.

“Issuing Lender” means Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A., as its prime rate in effect at its principal office in Boston, Massachusetts; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Revolving Credit Maturity Date” means April 7, 2007.

“Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Bank of America, N.A., as Administrative and Collateral Agent of the credit facilities contemplated hereby.

“$53MM Term Loan Facility” means the term loan facility established by the Lenders in favor of the USGP under the Term Loan Agreement of even date herewith among USGP, certain Guarantors named therein, the Lenders and Fleet Capital Corporation, as Administrative and Collateral Agent for the Lenders as such agreement may be amended, supplemented or otherwise modified from time to time.

“$60MM Term Loan Facility” means the term loan facility established by the LLC in favor of the Borrowers under the Term Loan Agreement of even date herewith among the Borrowers, Integrated Steel as Guarantor, the LLC as Lender and Fleet Capital Corporation, as Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

(b)           Amendment to Section 11.1. Section 11.1 of the Revolving Credit Agreement is hereby amended by deleting subclauses (b) and (c) thereof and replacing them in their entirety with the following new subclauses (b) and (c):

“(b)         if to the Agent, to Bank of America, N.A., One Federal Street, Mail Stop MA5-503-07-19, Boston, Massachusetts 02110, Attention:  Gregory Kress (Fax no.: (617) 654-1167), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts 02199, Attention:  David Ruediger (Fax no. (617) 227-4420); and

(c)           if to any Lender (including to Bank of America, N.A., in its capacity as the Issuing Lender), to it at its address (or fax number) set forth in its Administrative Questionnaire.”

(c)           Amendment to Schedule 2.1. Schedule 2.1 to the Revolving Credit Agreement shall be amended in its entirety as set forth on the new Schedule 2.1 attached hereto.

3.             Confirmation of Guaranty by Guarantor. The Guarantor hereby confirms and agrees that all indebtedness, obligations and liabilities of the Borrowers under the Revolving Credit Agreement as amended hereby, whether any such indebtedness, obligations and liabilities are now existing or hereafter arising, due or to become due, actual or contingent, or direct or indirect, constitute “Obligations” under and as defined in the Revolving Credit Agreement and, subject to the limitation set forth in Section 3.8 of the Revolving Credit Agreement, are guarantied by and entitled to the benefits of the Guaranty. The Guarantor hereby ratifies and confirms the terms and provisions of the Guaranty and agrees that all of such terms and provisions remain in full force and effect.

4.     No Default; Representations and Warranties, etc. Each Credit Party hereby represents, warrants and confirms that: (a) the representations and warranties contained in Article 5 of the Revolving Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, such Credit Party shall be in compliance in all material respects with all of the terms and provisions set forth in the Revolving Credit Agreement on its part to be observed or performed thereunder; (c) after giving effect to this Amendment, no Default shall have occurred and be continuing; (d) the execution, delivery and performance by such Credit Party of this Amendment (i) has been duly authorized by all necessary action on the part of such Credit Party, (ii) will not violate any applicable law or regulation or the organizational documents of such Credit Party, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding on such Credit Party, and (iv) does not require any consent, waiver or approval of or by any Person (other than the Agent and Lenders) which has not been obtained.

5.   Conditions to Effectiveness. The effectiveness of this Amendment shall be conditioned upon the satisfaction of the following conditions precedent:

(a)           The Agent shall have received a counterpart of this Amendment duly executed by the Borrowers, the Guarantor and each Lender.

(b)           The Agent shall have received a Confirmation of Subordination Agreement duly executed by each of Novamerican and the Credit Parties, in form and substance satisfactory to the Agent.

(c)           On or prior to December 20, 2005, the Agent shall have received:

(i)            a fully executed and notarized Assignment and Amendment (each, a “Mortgage Amendment”) to the existing Mortgages relating to each of the Mortgaged Properties listed on Schedule 5(c) attached hereto (each, an “Amendment Property”), in form and substance satisfactory to the Agent and in proper form for recording in all appropriate places; and

(ii)           an endorsement to the existing ALTA mortgagee title insurance policy for each Amendment Property, or unconditional commitment therefor (each, a “Policy Endorsement”) issued by the Title Company in form reasonably acceptable to the Agent, which Policy Endorsement shall not otherwise modify or amend the existing mortgagee policy of title insurance except as may be acceptable to the Agent in its sole discretion; and (B) with respect to each Amendment Property, evidence satisfactory to the Agent that the applicable Borrower has (I) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Policy Endorsement and (II) paid to the Title Company or to the appropriate public authority all expenses and premiums of the Title Company in connection with the issuance of the Policy Endorsement and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage Amendment in the appropriate real estate records.

(d)           The Agent shall have received and approved such other documents, certificates and information as the Agent shall reasonably request in connection with the Assignment, including, without limitation all other necessary amendments, modifications or confirmations to the Loan Documents in effect as of the Fourth Amendment Effective Date duly executed and delivered so as to ensure the continued effectiveness of the security interests created thereby and to reflect the Assignment, in each case covering such matters as shall be requested by the Agent.

(e)           As consideration for the modifications and amendments to the Revolving Credit Agreement set forth herein, the Agent shall have received the Amendment Fee, as defined in that certain letter agreement dated as of the date hereof among the Agent and the Borrowers.

6.   Miscellaneous.

(a)           The Borrowers, the Agent and the Lenders hereby ratify and confirm the terms and provisions of the Revolving Credit Agreement and the other Loan Documents and agree that, except to the extent specifically amended hereby and except as otherwise specifically amended in one or more amendments to the Loan Documents of even date herewith, the Revolving Credit Agreement, the other Loan Documents and all related documents shall remain in full force and effect. Nothing contained herein shall constitute a waiver of any provision of the Loan Documents, except such waivers as are expressly set forth herein.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent.

(c)           The Borrowers agree to pay all reasonable expenses, including legal fees and disbursements incurred by the Lenders in connection with this Amendment and the transactions contemplated hereby.

(d)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

AMERICAN STEEL AND ALUMINUM CORPORATION

By:	/s/ Peter V. Balboni
Name:	Peter V. Balboni
Title:	Vice President Finance

NOVA TUBE AND STEEL, INC.

By:	/s/ Peter V. Balboni
Name:	Peter V. Balboni
Title:	Vice President Finance

NOVA TUBE INDIANA, LLC
By:	Novamerican Tube Holdings, Inc.,
a Delaware corporation and its sole member

By:	/s/ Peter V. Balboni
Name:	Peter V. Balboni
Title:	Assistant Treasurer

GUARANTOR

INTEGRATED STEEL INDUSTRIES, INC.

By:	/s/ Peter V. Balboni
Name:	Peter V. Balboni
Title:	Vice President Finance

AGENT AND LENDER

BANK OF AMERICA, N.A., as assignee of Banc of America Leasing & Capital, LLC (successor to Fleet Capital Corporation), as Administrative Agent, Collateral Agent and Lender

By:	/s/ Gregory Kress
Name:	Gregory Kress
Title:	Vice President